 Exhibit (a)(5)(E)

Marine Products Corporation Announces Final Results of Tender Offer

ATLANTA, November 14, 2016 – Marine Products Corporation (NYSE: MPX) (the “Company”), a leading manufacturer of fiberglass boats, today announced the final results of its tender offer to purchase up to 3.5 million shares of its common stock at a price per share of $9.64 which expired at 12:00 midnight, New York City time, on Friday, November 11, 2016.

Based on the tabulation by American Stock Transfer, the Depositary for the tender offer, approximately 7.8 million shares of Company common stock were properly tendered and not withdrawn and not excluded because tendered conditionally. The Company accepted for purchase 3.5 million shares of its common stock, including all “odd lots” of one share only properly tendered, at a purchase price of $9.64 per share, for an aggregate cost of $33,740,000, excluding fees and expenses relating to the tender offer. The Company is calculating its proration factor and will issue a press release to announce the proration results as soon as these results become available.

The Depositary will promptly issue payment for the shares validly tendered and accepted for purchase and will return all other shares tendered.

Questions concerning the tender offer may be directed to Corporate Communications at the Company at 2801 Buford Highway NE, Suite 520, Atlanta, Georgia 30329, (404) 321-7910.

For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Forward-Looking Information

Certain statements and information included in this press release constitute forward-looking statements that do not directly or exclusively relate to historical facts. Forward-looking information is based on projections and estimates, not historical information. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our belief regarding the impact of the tender offer on our outstanding shares. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.

These risks include material changes in our stock price or in market conditions in general, as well as risks impacting our business in general. Additional discussion of factors that could impact our business and the proposed tender offer is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2015.

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com